Exhibit 99.1 NEWS RELEASE

October 30, 2017
Noble Midstream Partners Reports Record Third Quarter 2017 Results and Provides Updated Fourth Quarter 2017 Guidance
Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (Noble Midstream or the Partnership) today reported third quarter 2017 financial and operational results and provided updated fourth quarter 2017 guidance.
The Partnership's results are consolidated to include the non-controlling interests in the Partnership's development companies (DevCos) retained by Noble Energy, Inc. (Noble Energy); however, certain results are shown as "attributable to the Partnership," which excludes the non-controlling interests in the DevCos retained by Noble Energy. Noble Midstream believes the results "attributable to the Partnership" provide the best representation of the ongoing operations from which the Partnership's unitholders will benefit.
Third Quarter Records Include:

•	Net Income of $44 million, or $42 million attributable to the Partnership

•	Net Cash Provided by Operating Activities of $50 million

•	EBITDA[1] of $48 million, or $46 million attributable to the Partnership, an increase over the prior quarter of 36% attributable to the Partnership

•	Distribution per unit of $0.4665, a 4.7% increase from the second quarter 2017 distribution and 24% above the minimum quarterly cash distribution

•	Distributable Cash Flow (DCF)[1] attributable to the Partnership of $41 million, resulting in distribution coverage[1] of 2.4x

•	Oil and gas gathering volumes of 95 thousand barrels of oil equivalent per day (MBoe/d), a 29% increase over second quarter 2017 volumes

•	Produced water gathering volumes of 27 thousand barrels of water per day (MBw/d), more than double second quarter 2017 volumes
Other Recent Highlights:

•
Successful startup of two major projects in the third quarter - the Billy Miner central gathering facility (CGF), the Partnership's first CGF in the Delaware Basin and the Partnership's oil and produced water gathering system in the DJ Basin for its third-party customer

•	Added gas compression service to the Partnership's service offering, beginning in 2018, for Noble Energy in the Delaware Basin, through Trinity River DevCo
"I'm proud of the successful completion of our first two major growth projects, core to our initial 20% distribution per unit growth outlook. Both projects were completed on budget and on schedule, and with increased throughput expectations, we anticipate strong returns on both projects," stated Terry R. Gerhart, Chief Executive Officer of the general partner of Noble Midstream.
"Over the last twelve months, we have enhanced Noble Midstream's outlook while maintaining a strong financial position, highlighted by third quarter distribution coverage of 2.4x and annualized leverage2 of 1.1x," added Gerhart.

1 EBITDA and DCF are not Generally Accepted Accounting Principles ("GAAP") measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.
2 Defined as 3Q Debt / 3Q EBITDA * 4 ($200 million / $46 million * 4); EBITDA is a Non-GAAP measure, see Footnote 1

Third Quarter 2017 Results
In the third quarter, oil and gas gathering volumes averaged 95 MBoe/d, a 29% increase above the prior quarter and produced water gathering volumes more than doubled from the prior quarter, averaging 27 MBw/d.
Third quarter volume growth in the Partnership's gathering segment was driven by (1) the startup of the oil and produced water gathering system for the Partnership's third-party customer in the DJ Basin through Laramie River DevCo, (2) the startup of the first CGF, gathering oil, gas and produced water in the Delaware Basin through Blanco River DevCo, and (3) connecting 65 equivalent wells, normalized to 4,500 lateral feet, in Colorado River DevCo.
Fresh water delivered in the third quarter averaged 175 MBw/d, a decrease of 5% from the prior quarter, primarily resulting from reduced completion activity in the DJ Basin by both Noble Energy and the Partnership's third-party customer in August and September. The Partnership delivered fresh water to 49 Noble Energy equivalent wells in the third quarter, including 30 equivalent wells in Wells Ranch averaging 260 MBw per equivalent well, and 19 equivalent wells on federal leases in the East Pony area, averaging 114 MBw per equivalent well.
In the third quarter, Noble Midstream's Billy Miner CGF was connected to the Advantage Pipeline, where total pipeline throughput averaged 36 thousand barrels of oil per day (MBbl/d).
Third quarter revenue was $63 million, including $39 million in gathering revenue and $22 million in fresh water delivery revenue. Total operating expenses were $20 million, which included $14 million in direct operating expense, resulting in operating income of $43 million in the third quarter, an increase of 14% from the prior quarter. Third quarter investment income of $2 million is primarily comprised of $1 million from the Partnership's minority ownership in White Cliffs Pipeline LLC and $1 million from the Partnership's 50% ownership in the Advantage joint venture.
Net income for the third quarter was $44 million, or $42 million attributable to the Partnership, or $1.15 per limited partner unit. Net cash provided by operating activities was $50 million in the third quarter.
EBITDA was $48 million in the third quarter, or 15% above the prior quarter, while EBITDA attributable to the Partnership grew 36% above the second quarter to $46 million, or $31 million excluding fresh water delivery. The additional growth attributable to the Partnership is a result of Noble Midstream's previously announced acquisition of additional DevCo interest in Colorado River DevCo and Blanco River DevCo which closed on June 26, 2017.

In the third quarter, cash interest expense attributable to the Partnership was $1.4 million and maintenance capital expenditures attributable to the Partnership totaled $4 million, resulting in DCF attributable to the Partnership of $41 million and a distribution coverage ratio of 2.4x.

Capital Expenditures
Capital expenditures in the third quarter totaled $94 million, or $59 million attributable the Partnership, primarily due to the following items:

•
Laramie River DevCo - Completion of the Partnership's third-party oil and produced water gathering system in the DJ Basin which finished on an accelerated schedule. The Partnership connected four well pads in the third quarter.

•
Blanco River DevCo - Completion of the first CGF, Billy Miner I, construction on the second CGF, Jesse James, and associated gathering infrastructure for both facilities. Additionally, long-lead procurement for the three CGFs scheduled to be online by the first half of 2018 continued.

•	Trinity River DevCo - Completion of Noble Midstream's 15-mile connection between the Billy Miner I CGF and the Advantage Pipeline which became operational in August.

•	Colorado River DevCo - Well connections in Noble Energy's Wells Ranch (42 equivalent wells) and East Pony (23 equivalent wells) development areas.

•
Green River DevCo - Construction on fresh water delivery infrastructure expansion in Noble Energy's Mustang area and procurement and construction on the oil, gas and produced water gathering systems. The freshwater expansion is expected to be operational in December and the gathering system is expected to be operational in early 2018.

			3Q Capital Expenditures ($ MM)
DevCo	Basin	NBLX Ownership	Gross	Net
Laramie River	DJ	100%	$28	$28
Blanco River	Delaware	40%	$43	$17
Trinity River	Delaware	100%	$6	$6
Colorado River	DJ	100%	$5	$5
Green River	DJ	25%	$12	$3
Total Capital Expenditures			$94	$59
Liquidity
As of September 30, 2017, the Partnership had $161 million of liquidity with $11 million in cash on hand and $150 million undrawn under its $350 million unsecured revolving credit facility.

Quarterly Distribution
On October 26, 2017, the Board of Directors of Noble Midstream's general partner, Noble Midstream GP LLC, declared a third quarter cash distribution of $0.4665 per unit, a 4.7% increase from the second quarter 2017.
The third quarter distribution is payable on November 13, 2017, to unitholders of record as of November 6, 2017.

Compression
In October 2017, the Partnership, through Trinity River DevCo, entered into a Gas Compression Services agreement with Noble Energy. Beginning in 2018, the Partnership will provide gas compression services for a fixed per unit fee across Noble Energy's Delaware Basin acreage.

2017 Guidance
Gathering volumes are expected to continue to grow in the fourth quarter primarily as a result of a full quarter of contribution from growth projects in Laramie River DevCo and Blanco River DevCo. Additionally, the Jesse James CGF in Blanco River DevCo is expected to contribute volumes in December.
In total, fourth quarter oil and gas gathering volumes are expected to average 110 to 120 MBoe/d, 15% to 26% above the third quarter average. After third quarter produced water gathering volumes more than doubled from the second quarter, fourth quarter volumes are expected to grow between 41% and 79% above the third quarter records.
Full year 2017 oil and gas gathering volumes are now anticipated to average 86 to 88 MBoe/d, approximately 40% above the 2016 average, and produced water is now expected to average 22 to 24 MBw/d.
Oil throughput on the Advantage Pipeline is expected to average 50 to 60 MBbl/d in the fourth quarter, approximately 44% above the third quarter average. Plains All American, L.P.'s connection into the Advantage Pipeline from its Wolfbone Ranch Station was completed in October.
As previously announced, both Noble Energy and the Partnership's third-party customer reduced completion activity in August 2017, and activity levels are expected to remain consistent from August through year-end. As a result, fourth quarter fresh water delivery volumes are expected to decrease approximately 26% from the third quarter.

Gathering volume growth is expected to more than offset the decline in fresh water delivery, as growth in key financial metrics is anticipated in the fourth quarter 2017. Net income in the fourth quarter is expected between $43 million and $47 million, and $160 million and $164 million for the full year 2017.
Fourth quarter EBITDA is expected to range between $48 million and $55 million, approximately 7% above the third quarter, while EBITDA attributable to the Partnership is anticipated to range between $45 million and $52 million, approximately 5% above the third quarter.
Full year 2017 EBITDA is expected between $175 million and $182 million, or $151 million and $158 million attributable to the Partnership. DCF and distribution coverage is anticipated in the fourth quarter between $39 million and $45 million and 2.2x and 2.5x, respectively, and between $134 million and $140 million and 2.1x and 2.2x, respectively, for the full year 2017.
The full year 2017 midpoint guidance for capital and capital attributable to the Partnership has increased by $10 million primarily due to spending in Colorado River DevCo. Fourth quarter 2018 capital is now expected to be between $131 million and $151 million, or $66 million to $76 million attributable to the Partnership.
Full year 2017 capital is anticipated to range between $385 million to $405 million, or $230 million to $240 million attributable to the Partnership, as compared to the prior full year 2017 capital guidance of $365 million to $405 million, or $215 million to $235 million attributable the Partnership.

	Actuals			Guidance
	1Q	2Q	3Q	4Q			FY 2017
Gross Volumes
Oil Gathered (MBbl/d)	44	54	71	82	-	90	63	-	65
Gas Gathered (MMcf/d)	112	122	146	165	-	180	137	-	140
Oil and Gas Gathered (MBoe/d)	63	74	95	110	-	120	86	-	88
Produced Water Gathered (MBw/d)	9	13	27	38	-	48	22	-	24
Fresh Water Delivered (MBw/d)	129	184	175	110	-	150	150	-	160

Financials ($MM)
Net Income	$35	$39	$44	$43	-	$47	$160	-	$164
Gross EBITDA[1]	$37	$42	$48	$48	-	$55	$175	-	$182
Net EBITDA[1]	$26	$34	$46	$45	-	$52	$151	-	$158
DCF[1]	$24	$30	$41	$39	-	$45	$134	-	$140
Distribution Coverage[1]	1.8x	1.9x	2.4x	2.2x	-	2.5x	2.1x	-	2.2x

Gross Capital, Excluding Acquisitions	$76	$84	$94	$131	-	$151	$385	-	$405
Net Capital, Excluding Acquisitions	$59	$46	$59	$66	-	$76	$230	-	$240

Further details with respect to the third quarter results and guidance can be found in the supplemental presentation on the Partnership's website, www.nblmidstream.com.

1 EBITDA and DCF are not Generally Accepted Accounting Principles ("GAAP") measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

2 Defined as 3Q Debt / 3Q EBITDA * 4 ($200 million / $46 million * 4); EBITDA is a Non-GAAP measure, see Footnote 1

Conference Call
Noble Midstream will host a webcast and conference call tomorrow at 1:00 p.m. Central Time to discuss third quarter 2017 financial and operational results and updated 2017 guidance. The live audio webcast and related presentation material is accessible on the 'Investors' page of the Partnership's website at www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 9665376. A replay of the conference call will be available at the same web location following the event.

About Noble Midstream Partners
Noble Midstream Partners LP is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Results included in this release reflect the results of our predecessor for accounting purposes for periods prior to the closing of our initial public offering (IPO) on September 20, 2016, as well as the results of the Partnership, for the period subsequent to the closing of the IPO.
This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, Noble Energy’s ability to meet its drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Chris Hickman
VP, Investor Relations
(281) 943-1622
chris.hickman@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Colorado River DevCo
Crude Oil Gathering Volumes (Bbl/d)	61,736	44,830	53,308	45,226
Natural Gas Gathering Volumes (MMBtu/d)	182,054	141,624	162,364	127,579
Produced Water Gathering Volumes (Bbl/d)	14,424	11,555	12,048	10,448
Fresh Water Delivery Volumes (Bbl/d)	80,395	113,466	89,372	60,316
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$45,501	$41,899	$126,442	$95,658

San Juan River DevCo
Fresh Water Delivery Volumes (Bbl/d)	29,280	19,211	34,902	13,647
Fresh Water Delivery Revenues — Affiliate (in thousands)	$8,366	$3,006	$28,829	$6,801

Green River DevCo
Fresh Water Delivery Volumes (Bbl/d)	—	3,348	—	10,016
Fresh Water Delivery Revenues — Affiliate (in thousands)	$—	$625	$—	$4,822

Blanco River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	3,791	—	1,277	—
Natural Gas Gathering Volumes (MMBtu/d)	7,926	—	2,671	—
Produced Water Gathering Volumes (Bbl/d)	7,670	—	2,585	—
Gathering Revenues — Affiliate (in thousands)	$1,576	$—	$1,576	$—

Laramie River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	5,353	—	1,804	—
Produced Water Gathering Volumes (Bbl/d)	4,764	—	1,605	—
Fresh Water Delivery Volumes (Bbl/d)	65,085	—	38,709	—
Gathering and Fresh Water Delivery Revenues — Third Party (in thousands)	$6,356	$—	$10,022	$—

Total Gathering Systems
Crude Oil Gathering Volumes (Bbl/d)	70,880	44,830	56,389	45,226
Natural Gas Gathering Volumes (MMBtu/d)	189,980	141,624	165,035	127,579
Barrels of Oil Equivalent (Boe/d)	95,236	62,987	77,547	61,582
Produced Water Gathering Volumes (Bbl/d)	26,858	11,555	16,238	10,448
Gathering Revenues (in thousands)	$39,428	$24,250	$100,165	$67,313

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	174,760	136,025	162,983	83,979
Fresh Water Delivery Revenues (in thousands)	$22,371	$21,280	$66,704	$39,968

Schedule 2
Noble Midstream Partners LP
Consolidated Statement of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Midstream Services Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$37,854	$24,250	$98,591	$67,313
Crude Oil, Natural Gas and Produced Water Gathering — Third Party	1,574	—	1,574	—
Fresh Water Delivery — Affiliate	17,589	21,280	58,256	39,968
Fresh Water Delivery — Third Party	4,782	—	8,448	—
Crude Oil Treating — Affiliate	1,037	1,397	3,473	4,090
Other — Affiliate	275	240	866	888
Total Midstream Services Revenues	63,111	47,167	171,208	112,259
Costs and Expenses
Direct Operating	13,712	7,426	39,406	19,999
Depreciation and Amortization	3,562	2,290	8,483	6,652
General and Administrative	3,087	2,587	9,281	7,411
Total Operating Expenses	20,361	12,303	57,170	34,062
Operating Income	42,750	34,864	114,038	78,197
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	594	2,462	961	3,107
Investment Income	(1,633)	(1,070)	(4,339)	(3,509)
Total Other (Income) Expense	(1,039)	1,392	(3,378)	(402)
Income Before Income Taxes	43,789	33,472	117,416	78,599
Income Tax Provision	33	11,105	33	28,288
Net Income and Comprehensive Income	43,756	22,367	117,383	50,311
Less: Net Income Prior to the IPO on September 20, 2016	—	18,046	—	45,990
Net Income Subsequent to the IPO on September 20, 2016	43,756	4,321	117,383	4,321
Less: Net Income Attributable to Noncontrolling Interests	2,086	1,228	19,779	1,228
Net Income Attributable to Noble Midstream Partners LP	41,670	3,093	97,604	3,093
Less: Net Income Attributable to Incentive Distribution Rights	223	—	315	—
Net Income Attributable to Limited Partners	$41,447	$3,093	$97,289	$3,093

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic and Diluted
Common Units	$1.15	$0.10	$2.93	$0.10
Subordinated Units	$1.15	$0.10	$2.92	$0.10

Weighted Average Limited Partner Units Outstanding — Basic
Common Units — Public	17,900	14,375	15,627	14,375
Common Units — Noble Energy	2,090	1,528	1,727	1,528
Subordinated Units — Noble Energy	15,903	15,903	15,903	15,903
Total Limited Partner Units	35,893	31,806	33,257	31,806

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units — Public	17,915	14,375	15,638	14,375
Common Units — Noble Energy	2,090	1,528	1,727	1,528
Subordinated Units — Noble Energy	15,903	15,903	15,903	15,903
Total Limited Partner Units	35,908	31,806	33,268	31,806

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheet
(in thousands, unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$10,682	$57,421
Accounts Receivable — Affiliate	22,608	19,191
Accounts Receivable — Third Party	2,552	—
Other Current Assets	490	380
Total Current Assets	36,332	76,992
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	566,377	311,045
Less: Accumulated Depreciation and Amortization	(39,891)	(31,642)
Total Property, Plant and Equipment, Net	526,486	279,403
Investments	79,748	11,151
Deferred Charges	1,525	1,813
Total Assets	$644,091	$369,359
LIABILITIES
Current Liabilities
Accounts Payable — Affiliate	$2,386	$1,452
Accounts Payable — Third Party	85,682	12,501
Current Portion of Capital Lease	785	4,786
Other Current Liabilities	1,700	1,617
Total Current Liabilities	90,553	20,356
Long-Term Liabilities
Long-Term Debt	200,000	—
Asset Retirement Obligations	7,215	5,415
Long-Term Portion of Capital Lease	3,043	—
Other Long-Term Liabilities	610	683
Total Liabilities	301,421	26,454
Commitments and Contingencies
EQUITY
Partners' Equity
Limited Partner
Common Units — Public (17,943 and 14,375 units outstanding, respectively)	476,426	311,872
Common Units — Noble Energy (2,090 and 1,528 units outstanding, respectively)	(22,727)	(3,534)
Subordinated Units — Noble Energy (15,903 units outstanding)	(179,207)	(36,799)
General Partner	223	—
Total Partner's Equity	274,715	271,539
Noncontrolling Interests	67,955	71,366
Total Equity	342,670	342,905
Total Liabilities and Equity	$644,091	$369,359

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include EBITDA and Distributable Cash Flow, both of which are non-GAAP measures that may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to its nearest comparable GAAP measure.

We define EBITDA as net income before income taxes, net interest expense, depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We define Distributable Cash Flow as EBITDA less estimated maintenance capital expenditures. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of cash that is available to our unitholders for a given period.

We believe that the presentation of EBITDA and Distributable Cash Flow provide information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and Distributable Cash Flow are net income and net cash provided by operating activities. EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Distributable Cash Flow exclude some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, EBITDA and Distributable Cash Flow, as presented below, may not be comparable to similarly titled measures of other companies.

EBITDA and Distributable Cash Flow should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended September 30,
	2017	2016
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$43,756	$22,367
Add:
Depreciation and Amortization	3,562	2,290
Interest Expense, Net of Amount Capitalized	594	2,462
Income Tax Provision	33	11,105
Unit-Based Compensation	248	$—
EBITDA (Non-GAAP)	48,193	$38,224
Less:
EBITDA Prior to the IPO on September 20, 2016	—	33,646
EBITDA Subsequent to the IPO on September 20, 2016	48,193	4,578
Less:
EBITDA Attributable to Noncontrolling Interests	2,188	1,293
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	46,005	3,285
Less:
Cash Interest Paid	1,351	—
Maintenance Capital Expenditures	3,952	205
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$40,702	$3,080
Distributions (Declared)	$16,967	N/A
Distribution Coverage Ratio (Declared)	2.4x	N/A

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended September 30,
	2017	2016
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$49,830	$33,564
Add:
Interest Expense, Net of Amount Capitalized	594	2,462
Changes in Operating Assets and Liabilities	(2,583)	11,617
Change in Income Tax Payable	33	(9,367)
Stock Based Compensation and Other	319	(52)
EBITDA (Non-GAAP)	48,193	$38,224
Less:
EBITDA Prior to the IPO on September 20, 2016	—	33,646
EBITDA Subsequent to the IPO on September 20, 2016	48,193	4,578
Less:
EBITDA Attributable to Noncontrolling Interests	2,188	1,293
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	46,005	3,285
Less:
Cash Interest Paid	1,351	—
Maintenance Capital Expenditures	3,952	205
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$40,702	$3,080
Distributions (Declared)	$16,967	N/A
Distribution Coverage Ratio (Declared)	2.4x	N/A

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2017 GAAP Guidance to 2017 Non-GAAP Guidance
(in millions, unaudited)

2017 Guidance
	4Q	Full Year
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$43 - $47	$160 - $164
Add: Depreciation and Amortization	4 - 6	12 - 14
Add: Interest Expense, Net of Amount Capitalized	1 - 2	2 - 3
Add: Income Tax Provision	0	0
Add: Unit-Based Compensation	0	1
EBITDA (Non-GAAP)	$48 - $55	$175 - $182
Less: EBITDA Attributable to Noncontrolling Interests	3	24
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	$45 - $52	$151 - $158
Less: Maintenance Capital Expenditures and Cash Interest	6 - 7	17 - 18
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$39 - $45	$134 - $140
Distribution Coverage Ratio	2.2x - 2.5x	2.1x - 2.2x